Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59172, 333-64362, 333-75292, 333-88764, and 333-117812 on Form S-8 and Nos. 333-116237 and 333-120013 on Form S-3 of Cytyc Corporation of our report dated March 12, 2007 related to the financial statements of Adeza Biomedical Corporation as of December 31, 2006 and 2005 and for the three years ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Adeza Biomedical Corporation changing its method of accounting for share-based payments on January 1, 2006), included in this Current Report on Form 8-K/A of Cytyc Corporation.

/s/ Ernst & Young LLP

Palo Alto, California

June 5, 2007